Contact: Matt Brown, SVP & CFO U.S. Concrete, Inc. 817-835-4105 U.S. CONCRETE AMENDS CREDIT FACILITY EULESS, TEXAS – October 29, 2013 – On October 29, 2013, U.S. Concrete, Inc. (NASDAQ: USCR) (the “Company” or “U.S. Concrete”) amended and restated its asset-based credit agreement. The amendment, among other provisions, effects the following changes upon a qualified refinancing of the Company’s 9.50% Senior Secured Notes due 2015 (if any): (1) increases the total commitments under the credit facility from $102.5 million to $125 million; and (2) extends the expiration date of the credit facility from July 1, 2015 to the earlier of (i) October 29, 2018 or (ii) 60 days prior to the maturity of the indebtedness incurred in refinancing the Senior Secured Notes. The amendment also increases the uncommitted accordion feature to $50 million, increasing the total commitments that may be allowable under the credit facility to $175 million. Availability under the facility is subject to certain conditions including the calculation of a borrowing base. U.S. Concrete President and Chief Executive Officer, William J. Sandbrook, said, “the amendment provides us with needed flexibility, including a contingent increase in borrowing capacity and extension of tenor, and is another step that better aligns the Company’s capital structure with our strategic plan for growth.” For more information, please contact U.S. Concrete at 817-835-4159 or email cdossey@us-concrete.com. About U.S. Concrete, Inc. U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and aggregate products. As of the date of this press release, the Company has 105 fixed and 10 portable ready-mixed concrete plants and seven producing aggregates facilities. During 2012, these plant facilities produced approximately 4.8 million cubic yards of ready-mixed concrete and 3.3 million tons of aggregates. For more information on U.S. Concrete, visit www.us-concrete.com. CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS This press release contains various forward-looking statements and information that are based on management's beliefs, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. U.S. Concrete disclaims any obligation to update these statements and cautions you not to rely unduly on them. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized or the possibility that NEWS RELEASE FOR IMMEDIATE RELEASE costs or difficulties related thereto will be greater than expected. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. Additional risks affecting U.S. Concrete are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission; including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2012 and its subsequent filings on Form 10-Q. # # #